EXHIBIT 23(c)

                       Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-0000) pertaining to the Manhattan Bagel Company, Inc. 1996 Stock Option Plan of our reports (a) dated February 14, 1996 with respect to the consolidated financial statements for the year ended December 31, 1995 of Manhattan Bagel Company, Inc. included in its Annual Report (Form 10-KSB) and
(b) dated October 30, 1996 with respect to the consolidated financial statements for the year ended December 31, 1995 of Manhattan Bagel Company, Inc. which reflects the pooling-of-interest transaction with Specialty Bakeries, Inc. included in its Current Report on Form 8-K dated May 23, 1996, as amended, filed with the Securities and Exchange Commission.


                                            /s/ ERNST & YOUNG LLP


Princeton, New Jersey
October 30, 1996